Audiovox Corporation to Participate in the CL King Best Ideas Conference

HAUPPAUGE, N.Y., Sept. 10 /PRNewswire-FirstCall/ -- Audiovox Corporation (Nasdaq: VOXX) today announced that the Company will participate in the CL King Best Ideas Conference on Wednesday, September 17, 2008 at 3:30 p.m. Eastern Time. Patrick Lavelle, President and Chief Executive Officer and Michael Stoehr, Chief Financial Officer will provide updates on the Company's operations.

The presentation will be webcast live on the internet and will be accessible by logging onto http://www.wsw.com/webcast/clk5/voxx. Additionally, the slide presentation will be available on the Company's website, http://www.audiovox.com under the "Investor Relations - Presentations."

About Audiovox

Audiovox (Nasdaq: VOXX) is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and consumer electronics accessories. The company is number one in mobile video and places in the top ten of almost every category that it sells. Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as MP3 players, digital camcorders, DVRs, clock radios, portable DVD players, portable GPS, flat-panel TV's, extended range two-way radios, multi media products like digital picture frames and home and portable stereos; consumer electronics accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices; Energizer-branded products for rechargeable batteries and battery packs for camcorders, cordless phones, digital cameras and DVD players, as well as for power supply systems, automatic voltage regulators and surge protectors. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, RCA, Jensen, Acoustic Research, Energizer, Advent, Code Alarm, TERK, Prestige and SURFACE brands. For additional information, visit our web site at www.audiovox.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2008 and Form 10-Q for the fiscal first quarter ended May 31, 2008.

Contact: Glenn Wiener, GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com
SOURCE Audiovox Corporation